Exhibit n.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-2 of Hercules Technology Growth Capital, Inc. of our report dated February 28, 2013 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Hercules Technology Growth Capital, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings “Experts”, “Selected Consolidated Financial Data”, and “Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

March 22, 2013